Exhibit 99.2

ServiceNow Prices $1.5 Billion Offering of Senior Notes

SANTA CLARA, Calif. – August 6, 2020 – ServiceNow, Inc. (NYSE: NOW) (“ServiceNow”) today announced that it has priced a public offering of $1.5 billion aggregate principal amount of 1.400% senior notes due 2030 (the “Notes”). The Notes will be senior unsecured obligations of ServiceNow and will accrue interest payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2021. The Notes will mature on September 1, 2030. The offering is expected to close on August 11, 2020, subject to customary closing conditions.

ServiceNow estimates that the net proceeds from the offering will be approximately $1.481 billion after deducting the underwriting discount and estimated offering expenses payable by ServiceNow. ServiceNow expects to use the net proceeds from the offering of the Notes (i) to repurchase for cash up to $500 million aggregate principal amount of its outstanding 0% convertible senior notes due 2022 (the “2022 Convertible Notes”), and (ii) for working capital and other general corporate purposes. Pending the application of the net proceeds, ServiceNow expects to invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

The offering of the Notes is being made pursuant to our effective shelf registration statement on Form S-3, including our base prospectus filed with the Securities and Exchange Commission (“SEC”) on May 4, 2018, a preliminary prospectus filed with the SEC on August 6, 2020, and a prospectus supplement to be filed with the SEC. Before you invest in the Notes, you should read the prospectus in that registration statement, the prospectus supplement, and other documents ServiceNow has filed or that ServiceNow may file with the SEC for more complete information about ServiceNow and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website. Alternatively, copies may be obtained from Barclays Capital Inc. at (888) 603-5847 (toll-free), Citigroup Global Markets Inc. at (800) 831-9146 (toll-free) and J.P. Morgan Securities LLC at (212) 834-4533 (collect).

In connection with any repurchase of the 2022 Convertible Notes, ServiceNow expects holders of the outstanding 2022 Convertible Notes that are being repurchased and have hedged their equity price risk with respect to such notes (the “Hedged Holders”) to unwind their hedge positions by buying ServiceNow common stock and/or entering into or unwinding various derivative transactions with respect to ServiceNow common stock. In addition, the counterparties to the call spread transactions that were entered into by ServiceNow in connection with the 2022 Convertible Notes (the “Call Spread Transactions”) may enter into derivative transactions with the Hedged Holders as described above and may sell ServiceNow common stock in connection with any unwinds or terminations of the Call Spread Transactions in connection with any repurchases of the 2022 Convertible Notes. The market activity by the Hedged Holders and by such counterparties to the Call Spread Transactions may be substantial in relation to the historical average daily trading volume of ServiceNow common stock and could cause the price of ServiceNow common stock to increase or decrease.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these Notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of the Notes will be made only by means of a prospectus supplement relating to the offering of the Notes and the accompanying prospectus.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “would,” “could,” “should,” “intend,” “expect” and similar expressions that do not relate to historical matters. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated at the time the forward-looking statements were made. These statements include our expectation that the offering will close on August 11, 2020, the amount of Notes sold, our anticipated use of proceeds, and whether the 2022 Convertible Notes repurchases will take place or be consummated. If we are able to consummate the Notes offering, the amount of the Notes we sell will be subject to customary closing conditions and will depend on market conditions, which could be affected by factors such as the COVID-19 pandemic, the supply of investment grade debt in the market, and overall economic conditions. An additional list and description of risks, uncertainties and other matters can be found in our filings with the SEC, including those set forth in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, the preliminary prospectus supplement for the Notes offering to which this communication relates, and in other filings we make with the SEC from time to time. We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release, except as required by law.

About ServiceNow

ServiceNow (NYSE: NOW) is making the world of work, work better for people. Our cloud based platform and solutions deliver digital workflows that create great experiences and unlock productivity for employees and the enterprise.

© 2020 ServiceNow, Inc. All rights reserved. ServiceNow, the ServiceNow logo, Now, and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. Other company names, product names, and logos may be trademarks of the respective companies with which they are associated.

Contacts

Public Relations

Penny Bruce

ServiceNow

press@servicenow.com

Investor Relations

Darren Yip

ServiceNow

ir@servicenow.com

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